Exhibit (d)(lix)

ADVISORY FEE WAIVER AGREEMENT

SUNAMERICA SERIES TRUST

American Funds Growth SAST Portfolio

American Funds Global Growth SAST Portfolio

American Funds Growth-Income SAST Portfolio

American Funds Asset Allocation SAST Portfolio

Protected Asset Allocation SAST Portfolio

(collectively, the “Feeder Portfolios” and each a “Feeder Portfolio”)

This ADVISORY FEE WAIVER AGREEMENT, effective as of September 1, 2006, as amended August 31, 2007 and October 15, 2012, is by and between SunAmerica Asset Management Corp., formerly, AIG SunAmerica Asset Management Corp., (the “Adviser”) and SunAmerica Series Trust (the “Trust”), on behalf of the Feeder Portfolios.

WHEREAS, the Trust is a Massachusetts business trust and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company of the series type; and

WHEREAS, the Trust and the Adviser have entered into an Investment Advisory and Management Agreement dated January 1, 1999, as amended from time-to-time (“Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to the Feeder Portfolios for compensation based on the value of the average daily net assets of the Feeder Portfolios; and

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of the Feeder Portfolios and their shareholders to maintain the expenses of the Feeder Portfolios at levels agreeable to the Trust and the Adviser; and

WHEREAS, the Feeder Portfolios are to be initially structured as “feeder funds” which invest substantially all of their assets in “master funds” which are series of the American Funds Insurance Series (the “Master Funds”), as follows:

Feeder Portfolios	Master Funds
American Funds Growth SAST Portfolio	Growth Fund
American Funds Growth-Income SAST Portfolio	Growth-Income Fund
American Funds Global Growth SAST Portfolio	Global Growth Fund
American Funds Asset Allocation SAST Portfolio	Asset Allocation Fund
Protected Asset Allocation SAST Portfolio	Protected Asset Allocation Fund

NOW THEREFORE, the parties hereto agree as follows:

1.	Advisory Fee Waiver.

A.	During the term of this Agreement, for so long as a Portfolio invests substantially all of its assets in the master fund, each a series of the American Funds Insurance Series, the Adviser hereby agrees to limit its total investment advisory fee to the following percentages:

American Funds Growth SAST Portfolio	0.25%
American Funds Growth-Income SAST Portfolio	0.25%
American Funds Global Growth SAST Portfolio	0.25%
American Funds Asset Allocation SAST Portfolio	0.25%
Protected Asset Allocation SAST Portfolio	0.25%

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2.	Term and Termination of Agreement.

With respect to each Feeder Portfolio, this Agreement shall continue from year to year until such time as a Feeder Portfolio no longer invest substantially all of their assets in its respective Master Fund. Notwithstanding the previous sentence, this Agreement shall terminate upon termination of the Advisory Agreement with respect to a Feeder Portfolio, or it may be terminated by the Trust, without payment of any penalty, upon sixty (60) days’ prior written notice to the Adviser at its principal place of business.

3.	Miscellaneous.

A.	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

B.	Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

C.	Choice of Law. This Agreement shall be governed by the law of the State of New York, without regard to the conflicts of law provisions thereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

SUNAMERICA SERIES TRUST		SUNAMERICA ASSET MANAGEMENT CORP.

By:	//s// NORI L. GABERT	By:	//s// PETER A. HARBECK
Name: Nori L. Gabert		Name: Peter A. Harbeck
Title: Vice President & Secretary		Title: President and Chief Executive Officer

ATTEST:		ATTEST:

By:	//s// LOUIS DUCOTE	By:	//s// GREGORY N. BRESSLER
Name: Louis Ducote		Name: Gregory N. Bressler
Title: Assistant Secretary		Title: Assistant Secretary

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